PURCHASE AND SALE AGREEMENT                    EXHIBIT


         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 30th day of September, 1996, by and among PENINSULA/DW ASSOCIATES, a California general partnership, having an office c/o Dean Witter Realty, Inc., Two World Trade Center, New York, New York 10048 (the Seller), WILLIAM WILSON III, having an office c/o William Wilson & Associates, 2929 Campus Drive, San Mateo, California 94403 (the "Purchaser") and, with respect to certain provisions hereof, PENINSULA OFFICE PARK, a California limited partnership (the "Peninsula Partnership"), and CAMPUS DRIVE INVESTMENT COMPANY, a California limited partnership (the "Campus Partnership"), each such partnership having an office c/o William Wilson & Associates, 2929 Campus Drive, San Mateo, California 99403.

                       W I T N E S S E T H :
         WHEREAS, Seller and Purchaser, among others, entered into
that certain Amended and Restated Agreement of Limited Partnership, dated as of December 27, 1985, of Peninsula Partnership, as amended by that certain Amendment No. 1, dated as of January 14, 1986 (as so amended, the "Peninsula Partnership Agreement"), pursuant to which Seller owns a 49.9% general partnership interest (the "Peninsula Partnership Interest") in Peninsula Partnership; and
         WHEREAS, Peninsula Partnership owns certain real and
personal property more particularly described in the Peninsula Partnership Agreement (the "Peninsula Premises"); and
         WHEREAS, Seller and the Peninsula Partnership, among others, entered into that certain Amended and Restated Agreement of Limited Partnership, dated as of December 27, 1985, of Campus Partnership (the "Campus Partnership Agreement"), pursuant to which Seller owns a 23.29% general partnership interest (the "Campus Partnership Interest") in Campus Partnership; and
         WHEREAS, Peninsula Partnership owns a 53.33% general partnership interest in Campus Partnership; and
         WHEREAS, by virtue of Peninsula Partnership's ownership of its 53.33% general partnership interest in Campus Partnership and Seller's ownership of its 49.9% general partnership interest in Peninsula Partnership, Seller owns a 26.61% indirect general partnership interest in Campus Partnership (the "Indirect Campus Partnership Interest"); and
         WHEREAS, Seller's Campus Partnership Interest and Indirect Campus Partnership Interest together constitute a 49.9% direct and indirect interest in Campus Partnership; and
         WHEREAS, Campus Partnership owns certain real and personal property more particularly described in the Campus Partnership Agreement (the "Campus Premises"); and
         WHEREAS, Purchaser is the managing general partner of
Peninsula Partnership, and Peninsula Partnership is the managing general partner of Campus Partnership; and
         WHEREAS, Peninsula Partnership and Campus Partnership are sometimes collectively hereinafter called the "Partnerships;" and
         WHEREAS, the Peninsula Partnership Interest and the Campus Partnership Interest are sometimes collectively hereinafter called the "Partnership Interests;" and
         WHEREAS, the Peninsula Premises and the Campus Premises are sometimes collectively hereinafter called the "Premises;" and
         WHEREAS, the Peninsula Partnership Agreement and the Campus Partnership Agreement are sometimes collectively hereinafter called the "Partnership Agreements;" and
         WHEREAS, Seller has made certain Shortfall Loans (as defined in the Partnership Agreements) to the Partnerships that are listed on Exhibit A annexed hereto and made a part hereof (the "Shortfall Loans"); and
         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Partnership Interests and the Shortfall Loans upon the terms and subject to the conditions set forth in this Agreement.
         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, conditions and agreements contained herein, the parties hereby agree as follows:
         1.    Purchase and Sale of the Partnership Interests.
Subject to and on the terms and conditions hereinafter set forth, Seller agrees to sell, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, the Partnership Interests and the Shortfall Loans free and clear of any and all security interests, claims, charges, liens and encumbrances of any kind and nature (collectively, "Encumbrances").
         2.    Purchase Price.
               2.1 Payment of Purchase Price. The total purchase price for the Partnership Interests and the Shortfall Loans (the "Purchase Price") is the sum of (i) the amount set forth opposite Base Purchase Price on Exhibit B annexed hereto and made a part hereof (the "Base Purchase Price"), subject to the adjustments described in such Exhibit, (ii) the sum of the aggregate outstanding balance of the Shortfall Loans on the Closing Date (as defined in Article 3) and all interest accrued and unpaid thereon through the Closing Date (such principal balance and interest, collectively, the "Shortfall Loan Amount") and (iii) the Additional Purchase Price (as hereinafter defined). The aggregate outstanding principal balance of the Shortfall Loans as of August 31, 1996, together with all accrued and unpaid interest thereon as of such date, is set forth opposite "Shortfall Loan Amount" in Exhibit B annexed hereto. The Purchase Price shall be payable as follows:
                     (a) The Base Purchase Price and the Shortfall Loan Amount on the Closing Date, in cash, by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser at least three (3) business days prior to the Closing (the "Bank Account"); and
                     (b)   Subject to the provisions of Sections 2.4,
2.5 and 2.6, the Additional Purchase Price on the tenth business day after the date, if any, on which the City Approval (as hereinafter defined) is obtained from the City of San Mateo (the "City"), in cash, by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser at least three (3) business days prior to the date such payment is required to be made. Purchaser hereby agrees that if the Additional Purchase Price is not paid as and when due, interest shall accrue from the date on which the Additional Purchase Price is due at the commercial lending rate announced by Citibank, N.A. in New York City as its "prime rate" on such date plus three percent (3%). As used in this Agreement, the "City Approval" shall mean the final approval by the Planning Commission of the City of the building design, site plan and proposed lot line adjustment more particularly described in Exhibit C annexed hereto and made a part hereof and the certification of the Negative Declaration prepared by the City in connection with the proposed development, as the same may hereafter be modified in accordance with Section 2.3 hereof (as so modified, the "Development Plan"), to permit the Peninsula Partnership to convert the portion of the Peninsula Premises currently used as a restaurant and more particularly described in Exhibit D annexed hereto and made a part hereof (the "Restaurant Site") to office use and to build an office building on the Restaurant Site; provided, however, that the City Approval shall not be deemed received until (a) a period of ten (10) days shall have elapsed after such approval and an appeal shall not have been filed to the San Mateo City Council to overturn such approval, or if such appeal shall have been filed within such time period (x) such appeal shall have been settled or resolved in favor of the City Approval and (y) a period of 120 days shall have elapsed after such settlement or resolution without the filing of a petition for a writ of mandamus by any party with good standing in a court of competent jurisdiction and (b) a period of thirty (30) days shall have elapsed after the filing by the City of a Notice of Declaration pursuant to the certification by the Planning Commission of the Negative Declaration and a valid referendum shall not have been filed to overturn such approval, or if such referendum shall have been filed within such time period, such referendum shall have been defeated in an election held pursuant thereto.
               2.2   Additional Purchase Price.  As used in this
Article 2, except as otherwise provided in Sections 2.4, 2.5 and 2.6, "Additional Purchase Price" shall mean forty-nine and nine-tenths percent (49.9%) of the Restaurant Site Value (as hereinafter defined). The "Restaurant Site Value" shall mean an amount calculated by multiplying the maximum number of net rentable square feet of space that may be constructed on the Restaurant Site in accordance with the City Approval and all other applicable laws by (x) Thirty-Five Dollars ($35.00) for each of the first 85,000 net rentable square feet of such space and (y) Fifteen Dollars ($15.00) for each net rentable square foot of such space in excess of 85,000 net rentable square feet. Notwithstanding anything to the contrary contained herein, if the Development Plan, as finally approved pursuant to the City Approval, contemplates that the building to be erected on the Restaurant Site will not be used primarily for office purposes: (i) Purchaser shall pay to Seller, as partial payment of the Additional Purchase Price and in accordance with Section 2.1(b), an amount determined by applying the formula set forth above in this Section 2.2 to the net rentable square footage of the office space permitted by the approved Development Plan; and (ii) the parties shall use good faith efforts to agree on that portion of the value of the Restaurant Site that is attributable to the non-office portion of the building contemplated by the Development Plan (the "Non-Office Value"). If the parties shall be unable, within ten
(10) days after the granting of the City Approval, to agree on the Non-Office Value, it shall be determined by appraisal as provided in Section
2.4 hereof. Within ten (10) days after the determination of the Non-Office Value (whether by the parties or by appraisal), Purchaser shall pay to Seller, as the balance of the Additional Purchase Price and in accordance with Section 2.6 hereof, forty-nine and nine-tenths percent (49.9%) of the Non-Office Value. For purposes hereof, a building the first floor of which is to be used for non-office purposes, and the other floors of which are to be used for office purposes, will be deemed to be used primarily for office purposes.
               2.3 City Approval. Purchaser hereby agrees to cause Peninsula Partnership to use good faith efforts to obtain the City Approval in the form presently being sought by Peninsula Partnership, provided that nothing herein shall prevent Purchaser from causing Peninsula Partnership to abandon such efforts, or to modify its application for such Approval, if in the good faith judgment of Purchaser (a) Peninsula Partnership is unlikely to be successful in obtaining such Approval (whether in the form presently proposed or in a modified form, as appropriate) or (b) further efforts to obtain such Approval (whether in the form presently proposed or in a modified form, as appropriate) are not in the best interest of Peninsula Partnership. Purchaser shall provide Seller with such information as Seller shall reasonably request regarding the status of Peninsula Partnership's efforts to obtain the City Approval, and shall advise Seller of the obtaining of the City Approval within five (5) business days after the same has been obtained.
               2.4   Appraisal Right.  At any time after the earlier
of (a) June 30, 1997, if the City Approval shall not have theretofore been obtained, and (b) the date, if any, which Peninsula Partnership shall abandon its effort to obtain the City Approval, Seller shall have the right, by written notice to Purchaser (the "Appraisal Notice"), to cause the Restaurant Site and the buildings and the improvements located thereon (the "Restaurant Property") to be appraised as hereinafter provided and to elect to receive as the Additional Purchase Price forty-nine and nine-tenths percent (49.9%) of the Appraised Value (as hereinafter defined). Notwithstanding anything to the contrary contained in the preceding sentence, Seller hereby agrees that if, on June 30, 1997, Peninsula Partnership has not obtained, but is diligently pursuing, the City Approval, Purchaser shall have the right (unless an appeal or referendum shall have been filed as described in Section 2.1(b) and in the case of an appeal, the 120 day period referred to in said Section shall expire later than October 31, 1997), by notice to Seller, to extend the aforesaid June 30, 1997 date to the earlier of (A) a date specified in Purchaser's notice, which date shall be no later than October 31, 1997 and (B) the date, if any, on which Peninsula Partnership shall abandon its effort to obtain the City Approval. Purchaser hereby agrees that in the event that Peninsula Partnership abandons its effort to obtain the City Approval or modifies in any material respect its application for the same, Purchaser shall promptly so notify Seller. Whenever, pursuant to this Section 2.4, the Appraised Value is to be determined, such determination shall be made as follows:
         Seller and Purchaser shall make good faith efforts to
determine by mutual agreement the fair market value of the Restaurant Property based on (a) the highest and best permitted use of the Restaurant Site as of the date of such determination, (b) the probability that the City Approval will or will not be obtained, (c) the assumption that the Restaurant Property is unencumbered by any mortgage or deed of trust, and (d) the assumption that the Restaurant Property has been properly subdivided, if necessary, from the remainder of the Peninsula Premises, has access (either directly or by way of easements or similar rights) to public roads, utilities and parking and is otherwise capable of being operated as a free-standing property in a manner consistent with the assumed use of the Restaurant Property (the "Appraised Value"). Purchaser and Seller agree that for purposes of determining the Appraised Value, (a) any out-of-pocket costs that would be reasonably incurred after the date of such appraisal in (i) obtaining the City Approval (if the same is still being sought), and
(ii) subdividing the Restaurant Property, creating access to public roads, utilities and parking (all as taken into account in determining the value of the Restaurant Property pursuant to clause (d) above) and, if the fair market value is to be based on a different use than the existing use of the Restaurant Site, the cost of demolishing the existing restaurant building, shall be taken into account and (b) the fact that Seller has less than a fifty percent (50%) interest in Peninsula Partnership shall not be taken into account. If Seller and Purchaser fail to agree on the Appraised Value within ten (10) business days after the giving of the Appraisal Notice, either Seller or Purchaser shall have the right, by notice to the other party, to appoint an MAI appraiser with not less than ten (10) years experience in appraising properties similar to the Restaurant Property in the San Mateo, California area. Within ten (10) business days after the appointment of such appraiser, the other party shall, by notice to the initiating party, appoint an MAI appraiser with like qualifications; provided, however, that if within ten (10) business days after the initiating party has appointed its appraiser, the other party has not appointed its appraiser, the initiating party's appraiser shall alone determine the Appraised Value. Such appraisers (the "Seller"s Appraiser" and the "Purchaser's Appraiser") shall each independently appraise the value of the Restaurant Property in accordance with the standards set forth above. Seller shall pay all of the costs and expenses of Seller's Appraiser and Purchaser shall pay all of the costs and expenses of Purchaser's Appraiser. Purchaser's Appraiser and Seller's Appraiser shall be instructed to complete their appraisals and to present them to the parties within twenty (20) days after the appointment of such Appraisers. If the difference between Seller's Appraiser's appraisal and Purchaser's Appraiser's appraisal (the "Initial Appraisal Difference") is less than five percent (5%) of the lower of such two appraisals, then the Appraised Value of the Restaurant Property shall be the average of the two appraisals. If the Initial Appraisal Difference is equal to or greater than five percent (5%) of the lower of such two appraisals, then Seller's Appraiser and Purchaser's Appraiser shall appoint a third MAI appraiser with not less than ten (10) years experience in appraising properties similar to the Restaurant Property in the San Mateo, California area (the "Final Appraiser") to appraise the Restaurant Property, in which event the Appraised Value shall be the appraisal of the Final Appraiser. If within ten (10) business days after the determination of the Initial Appraisal Difference (under the circumstances described in the immediately preceding sentence), Seller's Appraiser and Purchaser's Appraiser shall be unable to agree on the appointment of the Final Appraiser (in the event such an appointment is necessary), either Seller or Purchaser, upon written notice to the other, may apply to a court of competent jurisdiction for appointment of the Final Appraiser. The costs and expenses of the Final Appraiser shall be divided equally among Seller and Purchaser.
               2.5 Sale of Restaurant Property. Notwithstanding anything to the contrary contained herein, if Peninsula Partnership sells the Restaurant Property or any portion thereof, or any portion of the Peninsula Premises including the Restaurant Property or any portion thereof, at any time after the Closing Date and prior to the obtaining of the City Approval, and if the Additional Purchase Price shall not have thereafter been paid, the Appraised Value shall be determined as follows: (a) in the event that only the Restaurant Property is the subject of the sale, the Appraised Value shall be the actual purchase price of the Restaurant Property (including the value of any non-cash assets received by Peninsula Partnership as part of such purchase price, and including the amount of any debt which is assumed or taken subject to by the purchaser), (b) in the event that the sale includes both the Restaurant Property and the remaining portion or other portions of the Peninsula Premises, the Appraised Value shall be that portion of such purchase price (including the value of any non-cash assets received by Peninsula Partnership as part of such purchase price, and including the amount of any debt which is assumed or taken subject to by the purchaser) which is properly attributable to the Restaurant Property, as determined by the mutual agreement of Seller and Purchaser, or if they cannot agree within ten (10) business days after Seller receives notice of such sale, in accordance with the appraisal procedure provided for in
Section 2.4 and (c) in the event that only a portion of the Restaurant Property is the subject of the sale, whether or not any other portion of the Peninsula Premises is also the subject of the sale, the Appraised Value shall be the sum of (i) the Appraised Value of the portion of the Restaurant Property sold (determined in accordance with the foregoing provisions of this Section 2.5, as applied with respect to such portion of the Restaurant Property) and (ii) the value of the portion of the Restaurant Property which is not part of such sale, as determined by the mutual agreement of Seller and Purchaser, or if they cannot agree within ten (10) business days after Seller receives notice of such sale, in accordance with the appraisal procedure provided for in Section 2.4. If a sale of all or a portion of the Restaurant Property occurs, Peninsula Partnership, within five (5) business days thereafter, shall so advise Seller and shall deliver to Seller a certified statement of the aforesaid purchase price, which statement shall contain the specifics as to how the purchase price was paid, including whether Peninsula Partnership received any non-cash assets as part of such purchase price.
 Notwithstanding anything to the contrary contained in the foregoing, in the event of a sale to a person or entity affiliated with Peninsula Partnership, Seller shall have the right to cause the Appraised Value to be determined pursuant to Section 2.4. In the event the appraisal procedure provided for in Section 2.4 shall be utilized pursuant to this
Section 2.5, Seller's Appraiser, Purchaser's Appraiser and the Final Appraiser, if any, shall be instructed to take into account, to the extent they deem appropriate, the actual purchase price of the portion of the Peninsula Premises sold.
               2.6   Payment of Appraised Value.  Purchaser agrees,
that if the Appraised Value is determined pursuant to Sections 2.4 or 2.5, then within ten (10) business days thereafter, Purchaser shall pay Seller forty-nine and nine-tenths percent (49.9%) of the Appraised Value, in cash, by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser at least three (3) business days prior to the date such payment is required to be made.
               2.7 Access to Restaurant Property. Peninsula Partnership hereby agrees that Seller's Appraiser, Purchaser's Appraiser and the Final Appraiser, if any, shall have the right upon notice and during regular business hours to have access to the Restaurant Property (or any other portions of the Peninsula Premises, if necessary) for the purpose of determining the Appraised Value pursuant to Sections 2.4 or 2.5.
               2.8   Casualty/Condemnation.  Seller and Purchaser
hereby agree that in the event that at any time after the Closing Date the Restaurant Property or any portion thereof, is partially or completely destroyed by fire or other casualty, any such casualty shall not be taken into account for purposes of determining the Appraised Value; it being agreed by Seller and Purchaser that in such event the Appraised Value shall be determined as if such casualty had not occurred. In addition, Seller and Purchaser hereby agree that in the event that at any time after the Closing Date there is a taking or conveyance of the Restaurant Property or any portion thereof in (or in lieu of) condemnation proceedings or eminent domain such taking or conveyance shall be treated in the same manner as a sale of the Restaurant Property or such portion thereof.
               2.9 Survival. The obligation to pay the Additional Purchase Price shall survive the Closing and the consummation of the other transactions contemplated by this Agreement.
         3.    Closing.  The Closing shall take place at 10:00 A.M.
at the offices of William Wilson & Associates at 2929 Campus Drive, Suite 450, San Mateo, California 94403 on October 17, 1996, or at such other time, date or place as may be agreed upon by Seller and Purchaser. The date upon which the Closing shall occur shall be referred to herein as the "Closing Date." As used in this Agreement, the term "Closing" shall mean (a) the assignment and transfer of the Partnership Interests and the Shortfall Loans by Seller to Purchaser, (b) the payment to Seller by Purchaser of the Base Purchase Price and the Shortfall Loan Amount and (c) the performance by each party of the other obligations on its part then to be performed under and in accordance with the terms of this Agreement.
         4. Closing Deliveries by Seller. At the Closing, Seller shall execute, acknowledge where appropriate, and deliver or cause to be delivered to Purchaser the following instruments and documents:
               4.1   Assignment and Assumption Agreement.  An
Assignment and Assumption Agreement in the form set forth in Exhibit E annexed hereto and made a part hereof (the "Assignment and Assumption Agreement"), assigning and transferring to Purchaser the Partnership Interests and Seller's interest in the Shortfall Loans, free and clear of any and all Encumbrances.
               4.2   FIRPTA Affidavit.  An affidavit stating that
Seller is not a "foreign person" under Section 1445 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").
               4.3   Certificates.
                     4.3.1 A duly executed and acknowledged
Secretary's or Assistant Secretary's Certificate of Dean Witter Realty Growth Properties, Inc. ("DWRGP, Inc."), as the managing general partner of Dean Witter Realty Growth Properties, L.P. ("DWRGP, L.P."), certifying that the Board of Directors of DWRGP, Inc. has duly adopted resolutions authorizing, or has otherwise authorized, the execution and delivery by DWRGP, Inc. on behalf of DWRGP, L.P., as general partner of Seller, of this Agreement, the Assignment and Assumption Agreement, the Purchaser's Release (as hereinafter defined) and the consummation of the transactions contemplated hereby (a copy of which resolutions shall be annexed to or incorporated in such certificate) and that such action by such Board of Directors, together with any other authorization certified to by such Secretary or Assistant Secretary, constitute(s) the only authorization(s) required by DWRGP, Inc. for such execution, delivery and consummation.
                     4.3.2 A certificate of Seller stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects on the Closing Date.
                     4.3.3 A certificate of Seller stating that all required consents, if any, under the partnership agreements of Seller, DWRGP, L.P., POP/DW Associates ("POP/DW") and POP/Liberty Street Associates ("POP/Liberty") have been obtained, and to the extent reasonably necessary to evidence the due authorization of this Agreement and the transactions contemplated hereby, resolutions of the partners of such partnerships.
                     4.3.4 Certificates of good standing in respect
of Seller, DWRGP, INC., DWRGP, L.P., POP/DW and POP/Liberty and dated not earlier than five (5) business days prior to the Closing Date.
               4.4 Purchaser's Release. A purchaser's release, in form and content as set forth in Exhibit F annexed hereto and made a part hereof ("Purchaser's Release"), in which Seller on behalf of itself and its affiliates, releases the Purchaser and his respective affiliates in respect of all claims, liabilities and obligations relating to the Premises and the Partnerships (except as otherwise provided in the Purchaser's Release) other than those arising under or provided for in this Agreement.
               4.5   Amendments to Certificate and Agreement of
Limited Partnership. Amendments to the Certificate of Limited Partnership for each Partnership and the Partnership Agreements, evidencing the withdrawal of Seller as a general partner of each Partnership (the "Amendments").
               4.6   Termination Agreement. A termination agreement
in the form set forth in Exhibit G annexed hereto and made a part hereof (the "Termination Agreement"), executed by RMS/Liberty Street Associates, L.P. ("Liberty Street") and terminating the investment management agreement between Peninsula Partnership and Liberty Street and the investment management agreement between Campus Partnership and Liberty Street (collectively, the "Investment Management Agreements").
               4.7   Notes.  The original notes, if any, evidencing
the Shortfall Loans, endorsed by Seller, without recourse or warranty, except as provided in this Agreement.
               4.8 Legal Opinion. A legal opinion of counsel to Seller, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Purchaser, to the effect that Seller has the requisite power and authority to execute, deliver and perform its obligations under, and has taken all necessary partnership action to authorize the execution, delivery and performance by it of, this Agreement and the documents provided herein to be executed and delivered by Seller.
               4.9   Certificate of the Seller.  A certificate,
executed by Seller, pursuant to which Seller represents and warrants that it has no current actual knowledge of any act or event which would form the basis of any claim by Seller against the Partnerships.
               4.10 Other Documents, Etc. Such other or further document or other item as Seller is required to execute, acknowledge and/or deliver or cause to be delivered to Purchaser pursuant to any of the other provisions of this Agreement.
         5. Closing Deliveries by Purchaser. At the Closing, Purchaser shall execute, acknowledge, where appropriate, and deliver or cause to be delivered to Seller the following payments, instruments and documents:
               5.1   Base Purchase Price and Shortfall Loan Amount.
The Base Purchase Price, and the Shortfall Loan Amount, in each case payable in the manner provided for in Section 2.1 of this Agreement.
               5.2 Assignment and Assumption Agreement. The Assignment and Assumption Agreement.
               5.3 Certificate. A certificate, dated the Closing Date, stating that the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects on the Closing Date.
               5.4   Seller's Release.  A release, in form and
content as set forth in Exhibit H annexed hereto and made a part hereof, in which Purchaser releases Seller, its partners and their respective affiliates in respect of all claims, liabilities and obligations relating to the Premises and the Partnerships, other than those arising under or provided for in this Agreement, executed and acknowledged by Purchaser.
               5.5   Termination Agreement.  The Termination
Agreement, executed by the Partnerships.
               5.6 Amounts Payable Under the Investment Management Agreements. All amounts accrued and unpaid under the Investment Management Agreements shall be paid, in cash, by wire transfer of immediately available federal funds to a bank account designated by Liberty Street in writing to the Partnerships at least (3) business days prior to the Closing.
               5.7   Waiver of Right of First Offer.  If obtained,
the waiver of Miller Ream referred to in Section 7.6 below.
               5.8   Amendments.  The Amendments executed by
Purchaser and Miller Ream and, in the case of the amendments to the Partnership Agreements, the limited partners of the Partnerships (or by Purchaser as attorney-in-fact for the limited partners of the Partnerships).
               5.9 Legal Opinion. If Purchaser's obligations under this Agreement have been assumed by one or more Purchaser Assignees (as hereinafter defined) in accordance with Section 17, a legal opinion of Farella, Braun & Martel LLP, dated the Closing Date, in form and substance reasonably satisfactory to Seller, to the effect that such Purchaser Assignees have the requisite power and authority to execute and deliver the Assignment and Assumption of Purchase Agreement (as defined in Article 17) and the documents to be delivered by Purchaser at the Closing and to perform the obligations of Purchaser under this Agreement and such documents and have taken all necessary corporate or partnership action, as applicable, to authorize such execution, delivery and performance.
               5.10 Certificate of the Partnerships. A certificate, executed by the general partner (other than Seller) of each of the Partnerships, pursuant to which each such general partner represents and warrants that it has no current actual knowledge of any act or event would form the basis for any claim by such Partnership against Seller.
               5.11 Other Documents, Etc. All other instruments and documents and other items, if any, required to be executed, acknowledged and/or delivered by Purchaser to Seller pursuant to and in accordance with any of the other provisions of this Agreement.
         6. Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the purchase of the Partnership Interests and the Shortfall Loans shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:
               6.1   Delivery of Documents.  Seller shall have
delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including, but not limited to, those provided for in Article 4.
               6.2   Accuracy of Representations and Warranties.  All
of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date.
               6.3 Observance of Covenants. Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.
               6.4 Consents/Waivers. Purchaser shall have obtained all of the consents, releases and waivers required to be obtained by Purchaser listed on Exhibit I annexed hereto and made a part hereof, validly executed by the appropriate parties. Purchaser shall, during the period between the date hereof and the Closing Date, use its best efforts to obtain such consents, releases and waivers.
         7. Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the sale of the Partnership Interests and the Shortfall Loans to Purchaser shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:
               7.1   Receipt of Base Purchase Price and Shortfall
Loan Amount. Seller shall have received the Base Purchase Price and the Shortfall Loan Amount, in each case payable in the manner provided for in Section 2.1 of this Agreement.
               7.2 Delivery of Documents. Purchaser shall have delivered to Seller all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including, without limitation, those provided for in Article 5.
               7.3 Receipt of Amounts Payable Under Investment Management Agreements. Liberty Street shall have received the amount set forth in Section 5.6, payable in the manner provided for in such section.
               7.4   Accuracy of Representations and Warranties.  All
of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on the Closing Date.
               7.5 Observance of Covenants. Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed or observed by Purchaser as of the Closing Date.
               7.6 Consents/Waivers. Purchaser shall have obtained all of the consents, releases and waivers, including the waiver of the right of first offer from Miller Ream provided for in Section 7.03 of the Partnership Agreements and the consent of The Equitable Life Assurance Society of the United States, listed on Exhibit I annexed hereto and made a part hereof, validly executed by the appropriate parties. Such waiver of Miller Ream shall be substantially in the form annexed hereto as Exhibit J and shall in any event contain the consent of Miller Ream and the waiver of his right of first offer. Purchaser shall, during the period between the date hereof and the Closing Date, use its best efforts to obtain such consents, releases and waivers.
         8. Representations and Warranties of Seller. In order to induce Purchaser to purchase the Partnership Interests and the Shortfall Loans from Seller, Seller, as of the date of this Agreement and as of the Closing Date, represents and warrants to and with Purchaser as follows (all of which representations and warranties shall survive the Closing and the consummation of the transactions contemplated by this Agreement):
               8.1   Partnership Interests.  Seller has good and
lawful title to the Partnership Interests and the Shortfall Loans free and clear of any and all Encumbrances and, subject to the obtaining all the consents and waivers listed on Exhibit I, has the unrestricted right to sell, transfer and assign the same to Purchaser.
               8.2 Seller's Status, Etc. Seller is a general partnership duly organized, validly existing and in good standing under the laws of the State of California. Seller has full partnership power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by Seller and the documents to be executed by Seller pursuant hereto have been duly and validly authorized by all necessary action on the part of Seller.
               8.3 Enforceability. This Agreement constitutes and, upon execution and delivery of each of the documents to be executed by Seller pursuant hereto, will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof and thereof, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).
               8.4   No Violations.  Execution and delivery by Seller
of this Agreement do not, and, subject to the obtaining of all of the consents and waivers listed on Exhibit I, the consummation of the transactions contemplated by this Agreement, will not, violate or result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any judgment, decree, order, statute, rule or regulation applicable to Seller, or any contract, indenture, mortgage, loan agreement, partnership agreement or other instrument to which Seller is a party or by which Seller is bound.
               8.5   No Litigation.  There is no pending or
threatened litigation against Seller which would or could affect Seller's ability to enter into this Agreement or perform its obligations hereunder.
         9.    Representations and Warranties of Purchaser.  In order
to induce Seller to sell the Partnership Interests and the Shortfall Loans to Purchaser and to fulfill each of its other obligations hereunder, as of the date of this Agreement and as of the Closing Date, Purchaser represents and warrants to Seller as follows:
               9.1 Enforceability. This Agreement constitutes and, upon execution and delivery of each of the documents to be executed by Purchaser pursuant hereto, will constitute the valid, legal and binding obligations of Purchaser and, to the extent applicable, the Partnerships, enforceable against Purchaser and the Partnerships in accordance with the terms hereof and thereof, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).
               9.2   No Violations.  Execution and delivery by
Purchaser and the Partnerships of this Agreement do not and, subject to the obtaining of all the consents and waivers listed on Exhibit I, the consummation of the transactions contemplated by this Agreement will not, violate or result in any breach of, or constitute a default under, any judgment, decree, order, statute, rule or regulation applicable to Purchaser or either Partnership, or any contract, indenture, mortgage loan agreement, partnership agreement or other instrument to which Purchaser or either Partnership is a party or by which Purchaser or either Partnership is bound.
               9.3   Consents.  Except for the consents set forth on
Exhibit I, no consent, waiver, authorization of, filing with, or notice to any other person or entity is required to be made under any documents binding on the Purchaser or either Partnership in connection with the execution, delivery and performance of this Agreement.
               9.4   No Litigation.  There is no pending or
threatened litigation against the Purchaser which would or could affect Purchaser's ability to enter into this Agreement or perform its obligations hereunder.
               9.5 No Prior Negotiations. Purchaser has not negotiated with any third party for the sale of all or a portion of the Premises within the past year.
         10.   Obligation of Purchaser to Indemnify.
               10.1  Indemnity Regarding Breach of Representations
and Warranties. Purchaser hereby agrees to indemnify, defend and save harmless Seller from and against all costs, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements) imposed upon, incurred by (whether by way of judgment, award, decree, settlement payment or otherwise) or suffered by Seller by
reason of     a breach in any material respect of any representation or
warranty of Purchaser contained in Article 9 or (b) a breach in any material respect of any covenant of Purchaser contained in this Agreement which is to be performed after the Closing.
               10.2 Indemnity Regarding Post-Closing Obligations. Purchaser hereby agrees to indemnify, defend and save harmless Seller and its affiliates from any costs, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements) imposed upon, incurred by (whether by way of judgment, award, decree, settlement payment or otherwise), or allegedly due from, Seller or its affiliates, arising out of any liability or obligation of either of the Partnerships which arises by reason of any action or event occurring, or any obligation accruing, on or after the Closing Date.
               10.3 Survival. The provisions of this Article 10 shall be effective only if the Closing occurs and shall survive the Closing and the consummation of the transactions contemplated by this Agreement.
         11.   Obligation of Seller to Indemnify.
               11.1 Indemnity Regarding Breach of Representations and Warranties. Seller hereby agrees to indemnify, defend and save harmless Purchaser from and against all costs, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements) imposed upon, incurred by (whether by way of judgment, award, decree, settlement payment or otherwise) or suffered by Purchaser by reason of (a) a breach in any material respect of any representation or warranty of Seller contained in Article 8, or (b) a breach in any material respect of any covenant of Seller contained in this Agreement which is to be performed after the Closing.
               11.2 Survival. The provisions of this Article 11 shall be effective only if the Closing occurs and shall survive the Closing.
         12. No Broker. Seller and Purchaser each represents and warrants to the other that it has not authorized any broker, finder or similar person to act on its behalf in respect of the transactions contemplated hereby and that it has dealt with no broker, finder or similar person in connection therewith. Each of Seller and Purchaser shall indemnify and shall hold harmless the other from and against all claims, costs, liabilities, damages, penalties and expenses, including, without limitation, reasonable attorneys' fees and expenses, arising from the untruth of the indemnifying party's representation set forth in the preceding sentence. The provisions of this Article 12 shall survive the Closing.
         13. Survival. Except to the extent specifically set forth to the contrary in this Agreement, all representations, warranties, covenants, agreements, and indemnities made by Seller, Purchaser or either Partnership in or pursuant to this Agreement and/or the documents required to be delivered by Seller, Purchaser or either Partnership hereunder shall survive the Closing.
         14. Further Assurances. Seller and Purchaser agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and documents and to take such other action as the other party may reasonably request in order to carry out the intent and purpose of this Agreement, at the expense of the party making such request, provided, however, that neither Seller nor Purchaser shall, in connection with the foregoing, be obligated to incur any liabilities or obligations in addition to their respective liabilities or obligations otherwise contemplated in this Agreement. The provisions of this Article 14 shall survive the Closing.
         15. Payment of Expenses. Each party shall pay the fees and expenses of its attorneys, accountants and other professionals and experts incurred in connection with the negotiation of this Agreement and in preparation for Closing. Purchaser shall pay any transfer or similar taxes payable in connection with the transactions contemplated hereby. Purchaser shall pay all costs associated with the filing of the Certificate Amendments.
         16. Notices. All notices, consents, approvals and other requests or other communications required or permitted by this Agreement shall be in writing and (a) delivered by hand against receipt,
(b) transmitted by telecopy with transmission confirmed, (c) sent by certified or registered mail, postage prepaid, with return receipt requested, or (d) sent by nationally recognized overnight courier, postage prepaid. All notices shall be address as follows:
               If to Seller:

               Peninsula/DW Associates
               c/o Dean Witter Realty, Inc.
               Two World Trade Center
               New York, New York 10048
               Attention: E. Davisson Hardman, Jr.
               Fax:  (212) 392-3123

               with a copy to:

               Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, New York 10019-6064
               Attention: Mitchell L. Berg, Esq.
               Fax:  (212) 373-2285

               If to Purchaser or the Partnerships:

               William Wilson III
               c/o William Wilson & Associates
               2929 Campus Drive, Suite 450
               San Mateo, California  94403
               Fax:  (415) 345-7619

               with a copy to:

               Farella Braun & Martel LLP
               Russ Building, 30th Floor
               235 Montgomery Street
               San Francisco, California 94104
               Attention: Edward A. Cherry, Esq.
               Fax:  (415) 954-4480
or to such other address or addresses as may be designated in writing by a proper notice delivered by one party to the other. Any properly given notice shall be effective when received if received on a businesses day during normal business hours and otherwise shall be effective on the next business day.  Refusal to accept delivery shall be deemed to constitute delivery at the time so refused.
         17.   Assignment.   This Agreement may not be assigned by
Purchaser without the written consent of Seller; provided, however, Purchaser shall have the right at or simultaneous with the Closing
(a) to cause Seller to transfer a portion (not to exceed 20%) of the Partnership Interests and Shortfall Loans to one or more persons or entities designated by Purchaser, provided that any such person or entity shall be subject to the approval of Seller, which approval shall not be unreasonably withheld (each, a "Purchaser Designee"), and/or
(b) assign all or a portion of its interest under this Agreement to Office Opportunity Fund III, L.P., a California limited partnership
("Fund III"), or William Wilson & Associates, a California corporation, Opportunity Capital Partners III LLC, a California limited liability company ("OCP III"), or an entity controlled by William Wilson and composed of Fund III, OCP III, employees of William Wilson & Associates and/or limited partners of the Partnerships and/or Fund III (each, a "Purchaser Assignee"). Purchaser represents and warrants to Seller that Fund III and OCP III are affiliates of Purchaser. If Purchaser intends to cause Seller to transfer a portion of the Partnership Interests and the Shortfall Loans to a Purchaser Designee, or elects to assign all or a portion of its interest under this Agreement to a Purchaser Assignee
(a) Purchaser shall be required to so notify Seller in writing at least five (5) business days prior to the Closing Date and (b) Purchaser shall deliver to Seller at the Closing any third-party consents or waivers (including those, if any, required under the Partnership Agreements) not described in Section 7.6 and necessitated by such designation or assignment. Purchaser hereby acknowledges and agrees, however, that
(i) the obtaining of such consents or waivers shall not be conditions to Purchaser's Closing obligations and (ii) if Purchaser is unable to obtain any such consents, it shall not consummate the assignment or designation in question. If Purchaser elects to assign all or a portion of its interest under this Agreement to one or more Purchaser Assignees, at the Closing each Purchaser Assignee shall also be required to (a) enter into an agreement (an "Assignment and Assumption of Purchase Agreement"), in form and substance reasonably satisfactory to Seller, such Assignment and Assumption of Purchase Agreement to contain provisions whereby the Purchaser Assignee (i) confirms that it shall be deemed a party to this Agreement with like effect as if originally named Purchaser in this Agreement and included within the term "Purchaser" and
(ii) agrees to be bound by all of the terms of, and to undertake the obligations of "Purchaser" contained in this Agreement (including, without limitation, the obligation to pay the Additional Purchase
Price), and in which the Purchaser Assignee shall, as a precondition to any such assignment, make representations and warranties substantially equivalent to those of Purchaser contained in this Agreement including, without limitation, those of Purchaser contained in Section 9 hereof and
(b) to deliver certificates with respect to the Purchaser Assignee comparable to those described in subsections 4.3.1, 4.3.3 and 4.3.4 hereof. The Purchaser named herein on the date hereof and the Purchaser Assignee shall be jointly and severally liable for all the obligations and liabilities in this Agreement, including, without limitation, the obligations set forth in Sections 2 and 10 hereof. Notwithstanding any assignment or designation made by Purchaser in accordance with this
Section 17, Purchaser shall have the authority through one or more entities to act on behalf of all Purchaser Assignees and Purchaser
Designees in connection with the Closing and the transactions contemplated by this Agreement, including, without limitation, the determination of the Additional Purchase Price and the execution and delivery of the documents to be executed and delivered by Purchaser pursuant to Section 5 hereof, and the Purchaser Assignees and Purchaser Designees shall so acknowledge at or prior to the Closing. Seller shall have the right to assign any or all of its rights under this Agreement, including, without limitation, its right to receive the Additional
Purchase Price and any rights associated thereto, together with its obligations hereunder, to any of its affiliates.
         18.   Miscellaneous Provisions.
               18.1 Waiver. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought or, in the case of a default, by the non-defaulting party or parties.
               18.2 Confidentiality. Neither Purchaser nor Seller shall disclose the contents of this Agreement to any third parties or issue any press release with respect thereto or the Closing hereunder without the consent of the other, except as may be compelled pursuant to law or required for compliance with applicable governmental rules and regulations; provided, however, that nothing herein shall be deemed to limit or impair in any way (a) Seller's ability to disclose to the investors of DWRGP, L.P., and any potential assignees of Seller's interest hereunder and their respective counsel or consultants, such contents of this Agreement and details of the transaction contemplated hereby as Seller deems necessary or desirable or (b) Purchaser's ability to disclose to partners of the Partnerships and potential Purchaser Assignees and Purchaser Designees and their respective partners, investors, counsel and consultants such contents of this Agreement and details of the transaction contemplated hereby as Purchaser deems necessary or desirable. Notwithstanding anything to the contrary contained in this Section 18.2, nothing in this Section 18.2 shall be construed as prohibiting Purchaser and Seller from disclosing the contents of this Agreement on a confidential basis to such parties' counsel or consultants. Seller and Purchaser each agree to consult with and cooperate with the other on the content and timing of any press releases and other public announcements relating to the transactions contemplated by this Agreement issued prior or immediately subsequent to the Closing.
                     18.3 Tax Matters. Subsequent to the Closing, Purchaser shall submit to Seller, for its review and approval (such approval not to be unreasonably withheld or delayed) prior to filing, all tax returns covering taxable periods in which Seller was a partner of the Partnerships. To the extent any tax decisions and elections for the Partnerships to be made subsequent to the Closing relate to taxable periods in which Seller was a partner of the Partnerships, such decisions and elections shall be subject to the approval of Seller, which approval shall not be unreasonably withheld or delayed. Purchaser shall promptly notify Seller of any inquiry or audit of either
Partnership by the Internal Revenue Service or any other taxing authority which occurs after the Closing and which relates to taxable periods in which Seller was a partner of such Partnership. In the event of any such audit, Seller shall have the right, at Seller's expense, to participate with Purchaser and no issue or liability involved in such audit shall be settled without the consent of Seller, which consent shall not be unreasonably withheld or delayed. The provisions of this
Section 18.3 shall survive the Closing.
                     18.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns, but shall not inure to the benefit of, or be enforceable by, any other person or entity.
                     18.5 Merger. All understandings and agreements heretofore had between the parties hereto are merged in this Agreement and the instruments and documents referred to herein, which fully and completely express their agreements with respect to the purchase of the Partnership Interests and related transactions, and supersede all prior agreements, written or oral, with respect thereto.
                     18.6 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.
                     18.7 Captions. The captions and Article headings included in this Agreement and the table of contents are for convenience only, do not constitute part of this Agreement and shall not be considered or referred to in interpreting the provisions of this Agreement.
                     18.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
The submission of a signature page transmitted by facsimile (or similar electronic transmission facility) shall be considered as an "original" signature page for purposes of this Agreement so long as the original signature page is thereafter transmitted by mail or by other delivery service and the original signature page is substituted for the facsimile signature page in the original and duplicate originals of this Agreement.
                     18.9 Severability. If any provision hereof is held invalid or not enforceable to its fullest extent, such provision shall be enforced to the extent permitted by law, and the validity of the remaining provisions hereof shall not be affected thereby.
                     18.10 AS IS. PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS CONTAINED IN THIS AGREEMENT
OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT TO BE DELIVERED TO PURCHASER AT CLOSING, (a) PURCHASER IS NOT RELYING ON ANY WRITTEN, ORAL, IMPLIED OR
OTHER REPRESENTATIONS, STATEMENTS OR WARRANTIES BY SELLER OR ANY AGENT
OF SELLER, (b) SELLER HAS MADE NO, AND EXPRESSLY DISCLAIMS, ALL, REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS, EXPRESS OR
IMPLIED OR BY OPERATION OF LAW, WITH RESPECT TO ANY MATTER AFFECTING THE PARTNERSHIP INTERESTS AND THE SHORTFALL LOANS AND (c) THE PARTNERSHIP INTERESTS AND SHORTFALL LOANS ARE BEING SOLD "AS IS."
                     SELLER ACKNOWLEDGES THAT, EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS CONTAINED IN THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT TO BE DELIVERED TO SELLER AT CLOSING,
(a) SELLER IS NOT RELYING ON ANY WRITTEN, ORAL, IMPLIED OR OTHER REPRESENTATIONS, STATEMENTS OR WARRANTIES BY PURCHASER OR ANY AGENT OF PURCHASER, (b) PURCHASER HAS MADE NO, AND EXPRESSLY DISCLAIMS, ALL, REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS, EXPRESS OR
IMPLIED OR BY OPERATION OF LAW, WITH RESPECT TO ANY MATTER AFFECTING THE PARTNERSHIP INTERESTS AND THE SHORTFALL LOANS.
                     18.11 Specific Performance. The parties hereto acknowledge and agree that the legal remedy for breach by any of them of their respective obligations hereunder will be inadequate and, therefore, in the event of any breach of such obligations the parties hereto agree that in addition to any other available remedy, such obligations may be specifically enforced against each of them through injunctive or other equitable relief obtained from any court having jurisdiction.
                     18.12 Right to Extend. Purchaser shall have the right, upon not less than ten (10) days' prior written notice to Seller in each instance, to extend the Closing one or more times to a date not later than December 17, 1996 solely in order to obtain, in connection with the transactions contemplated hereby and the possible assignment of Purchaser's interest hereunder, the approval of the partners of the Partnerships and the Purchaser Assignees and/or Purchaser Designees, if any, to amendments to the Partnership Agreements necessary to conform them to the standard form of partnership agreement used by Purchaser for partnerships which he forms to acquire properties, provided that Purchaser shall be attempting in good faith to obtain such consents. In no event shall the obtaining of such consents be a condition to Purchaser's obligation to consummate the purchase of the Partnership Interests and the Shortfall Loans and to perform its other obligations hereunder.
                     18.13 No Extensions. Except as otherwise provided herein, Purchaser hereby agrees that it shall not be permitted to extend the Closing Date for any reason whatsoever.
                     18.14 Capital Contributions. Each of Peninsula Partnership and Campus Partnership acknowledge and agree that as of the Closing Date Seller shall have no further obligation to make any additional capital contributions or Shortfall Loans to the Partnerships.

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
SELLER:

PENINSULA/DW ASSOCIATES,
a California general partnership

By:  POP/DW Associates, a California
     limited partnership, General
     Partner

     By:        POP/Liberty Street
                Associates, a California
                limited partnership,
                General Partner

         By:_________________________
             E. Davisson Hardman, Jr.,
             General Partner

By:  Dean Witter Realty Growth
     Properties,  L.P., a Delaware
     limited partnership, General
     Partner

     By:     Dean Witter Realty Growth
             Properties, Inc., a
             Delaware corporation,
             General Partner

     By:     _________________________
             Name: E. Davisson Hardman,
               Jr.
             Title:  President

PURCHASER:


___________________________________
           William Wilson  III

              By executing this Agreement, each of the Partnerships hereby agrees to be bound to the provisions of this Agreement to the extent such provisions apply to it.
PENINSULA OFFICE PARK,
a California limited partnership


By:____________________________
    William Wilson III,
    General Partner


CAMPUS DRIVE INVESTMENT COMPANY,
a California limited partnership

By:  Peninsula Office Park,
       a California limited partnership,
       General Partner


       By:____________________________
           William Wilson III,
           General Partner